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                                    EXHIBIT 5


                               CONSENT OF TRUSTEE

         Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Green Point Home Equity Loan Trust 2000-3, Variable Rate Asset-Backed Notes, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.


Dated:  December 13, 2000                           Bankers Trust Company
                                                    By:  /s/ Hermi Alignay
                                                    Assistant Secretary